POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Arnold R. Klann, Robert E. Lustrin, Craig A. Sklar and Joseph M. Lucosky his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Arnold R. Klann	Director and Chairman of the Board;	March 7, 2008
Arnold R. Klann	President and Chief Executive Officer

/s/Necitas Sumait	Director; Secretary and Vice President	March 7, 2008
Necitas Sumait

/s/Chris Nichols	Director	March 7, 2008
Chris Nichols

/s/Joseph I. Emas	Director	March 7, 2008
Joseph I. Emas

/s/Victor H Doolan	Director	March 7, 2008
Victor H Doolan